Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Quantum Computing Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.0001 per share	(1)	Other	13,544,946	$9.4075	$127,424,079.50	0.0001381	$17,597.27

Total Offering Amounts:						$127,424,079.50		17,597.27
Total Fee Offsets:
Net Fee Due:								$17,597.27

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Quantum Computing Inc. (the “Registrant”) that become issuable under the Registrant’s 2022 Equity and Incentive Plan, as amended (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $9.4075 per share, which is the average of the high and low prices of Common Stock on July 2, 2026, as reported on the Nasdaq Capital Market.

Represents 13,544,946 shares of Common Stock issuable under the Plan. The Plan’s share reserve was increased from 20,000,000 to 30,000,000 shares pursuant to an amendment approved by the Registrant’s stockholders on June 24, 2026. Of the 30,000,000 shares authorized under the Plan, 16,455,054 were previously registered on the Registrant’s Registration Statement on Form S-8 (File No. 333-286033) filed on March 21, 2025.